1 4871-0783-1677.1 Calculation of Filing Fee Tables Form S-3 (Form Type) HARLEY-DAVIDSON, INC. (Exact Name of Registrant as Specified in its Charter) Table 1: Newly Registered and Carry Forward Securities Security Type Security Class Title(1) Fee Calculation or Carry Forward Rule Amount Registered Proposed Maximum Offering Price Per Unit Maximum Aggregate Offering Price Fee Rate Amount of Registration Fee Carry Forward Form Type Carry Forward File Number Carry Forward Initial effective date Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward Newly Registered Securities Fees to Be Paid Debt Debt Securities Rules 456(b) and 457(r) (2) (2) (2) (3) (3) Equity Common Stock, par value $.0.01 Equity Preferred Stock, $1.00, par value per share Other Depositary Shares Other Warrants Other Stock Purchase Contracts Other Equity Units Fees Previously Paid N/A N/A N/A N/A N/A N/A N/A N/A Carry Forward Securities Carry Forward Securities N/A N/A N/A N/A N/A N/A N/A N/A N/A Total Offering Amounts N/A N/A Total Fees Previously Paid N/A Total Fee Offsets N/A Net Fee Due N/A (1) Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units. Units may consist of any combination of two or more of debt securities, shares of preferred stock, shares of common stock or warrants.

2 4871-0783-1677.1 (2) An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices. (3) In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee.